EXHIBIT 10.35

APPLIED MICRO CIRCUITS CORPORATION
PERFORMANCE/RETENTION RESTRICTED STOCK UNIT AWARD GRANT NOTICE
2011 EQUITY INCENTIVE PLAN

Applied Micro Circuits Corporation (the “Company”), pursuant to its 2011 Equity Incentive Plan (the “Plan”), hereby awards to you (the “Participant”) a Restricted Stock Unit Award (the “Award”) covering the number of shares of the Company’s Common Stock set forth below (this “Notice of Grant”).

Participant
Date of Grant:
Consideration:    Participant’s services to the Company

The Participant has been granted an Award of market-performance based Restricted Stock Units (“Market Stock Units”), subject to the terms and conditions of the Plan, this Notice of Grant and the Market Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) as follows:

Target Number of Market Stock Units:

Maximum Number of Market Stock Units:

Performance Periods:
Beginning on the Date of Grant and ending two (2) years from the Date of Grant (the “First Performance Period”); and Beginning on the Date of Grant and ending three (3) years from the Date of Grant (the “Second Performance Period”), in each case, subject to the terms of the Agreement.

Performance Matrix:
The number of Market Stock Units in which Participant may vest in accordance with the Vesting Schedule will depend upon the Company’s Stock Price Performance (as defined in the Agreement) as compared to the SPDR S&P Semiconductor Index (XSD) Performance (as defined in the Agreement) for the First and Second Performance Periods and will be determined in accordance with Section 1 of the Agreement.

Vesting Schedule:
Subject to the Agreement and the terms of the Plan, the Participant will vest in his or her Calculated Market Stock Units (as defined below) on November 16, 2017 (the “First Vesting Date”) for the First Performance Period and November 16, 2018 (“Second Vesting Date”) for the Second Performance Period (as further described in the Agreement).

By accepting this agreement online, the Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, each of which are made a part of this document. Participant further agrees to accept, acknowledge and execute this Agreement as a condition to receiving any Market Stock Units under this Award.

Nothing in this Notice of Grant, the Agreement or the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service at any time for any reason, with or without cause.

APPLIED MICRO CIRCUITS CORPORATION
By:

______________________________

L. William Caraccio
Title: Vice President, General Counsel and Secretary, Chief Legal Officer

Acknowledged, accepted and agreed by participant:

______________________________
Signature

Date: _________________________

EXHIBIT A
MARKET STOCK UNIT AGREEMENT

All capitalized terms used herein and not defined in this Market Stock Unit Agreement shall be defined in the Notice of Grant and/or the Plan.
1. Grant.
(a) The Company hereby grants to Participant under the Plan, an Award of Market Stock Units, subject to all of the terms and conditions in the Notice of Grant, this Agreement and the Plan.
(b) The Target Number of Market Stock Units granted to the Participant is set forth in the Notice of Grant. The actual number of Market Stock Units in which the Participant may vest in accordance with the Vesting Schedule (also set forth in the Notice of Grant), will depend upon the Company’s Stock Price Performance as compared to the SPDR S&P Semiconductor Index (XSD) Performance calculated on both the First Vesting Date and Second Vesting Date with fifty percent (50%) of the Market Stock Units eligible to vest on the First Vesting Date and fifty percent (50%) of the Market Stock Units eligible to vest on the Second Vesting Date. The actual number of Market Stock Units that will vest on each of the First Vesting Date and Second Vesting Date (the “Calculated Market Stock Units”) will be determined as follows:
(i) Performance Calculation.
1. The “Company’s Stock Price Performance” means the percentage increase or decrease in (A) the average adjusted closing price per share of the Company’s common stock for the last thirty (30) market trading days prior to the commencement of the First Performance Period and Second Performance Period, respectively, compared to (B) the average adjusted closing price of the Company’s common stock for the last thirty (30) market trading days prior to the First Vesting Date or the Second Vesting Date, respectively. Notwithstanding the foregoing, in the event of a Change in Control of the Company (as defined in the Plan), the “Company’s Stock Price Performance” means the percentage increase or decrease in (x) the average adjusted closing price per share of the Company’s common stock for the last thirty (30) market trading days prior to the commencement of the First Performance Period and Second Performance Period, respectively, compared to (y) the per share value of the Company’s common stock paid to its stockholders in connection with the Change in Control.
2. The “SPDR S&P Semiconductor Index (XSD) Performance” means the percentage increase or decrease in (A) the adjusted index value of the SPDR S&P Semiconductor Index (XSD) Performance for the last thirty (30) market trading days prior to the commencement of the First Performance Period and Second Performance Period, respectively, compared to (B) the adjusted index value of the SPDR S&P Semiconductor Index (XSD) Performance for the last thirty (30) market trading days prior to the First Vesting Date or the Second Vesting Date, respectively.
3. The Company’s Stock Price Performance will be compared against the SPDR S&P Semiconductor Index (XSD) Performance, with each expressed as a positive or negative growth rate percentage for the applicable Performance Period, to result in a positive or negative growth rate percentage (the “Growth Rate Delta”) equal to the Company’s Stock Price Performance minus the SPDR S&P Semiconductor Index (XSD) Performance. The Growth Rate Delta will be calculated on both the First Vesting Date and the Second Vesting Date, respectively.
(ii) Calculated Market Stock Units. The number of Market Stock Units that will vest on the First Vesting Date or Second Vesting Date, as applicable, will be based on the following calculation:
1.If the Growth Rate Delta is equal to zero percent (0%) such that the Company’s Stock Price Performance is equal to the SPDR S&P Semiconductor Index (XSD) Performance, then fifty percent (50%) of the Target Number of Market Stock Units will vest on the applicable vesting date because the Growth Rate Delta correlates to one hundred percent (100%) of the achievable vesting that may occur for the applicable Performance Period.

2.If the Growth Rate Delta is greater or less than zero percent (0%), then the number of Market Stock Units that will vest on the applicable vesting date will be equal to fifty percent (50%) of the Target Number of Market Stock Units multiplied by the applicable Market Stock Unit Payout Percentage, as set forth in the attached Schedule A; provided, however that, the maximum number of Market Stock Units that will vest on an applicable vesting date shall be capped at then fifty percent (50%) of the Target Number of Market Stock Units in the event that the Company’s applicable Stock Price Performance is less than zero percent (0%).
Examples of Market Stock Unit Payment Percentages for positive, negative and zero Growth Rate Deltas are in attached Schedule A.
2. Company’s Obligation to Pay. Each Market Stock Unit represents a value equal to the Fair Market Value of a Share on the date it is granted. Unless and until the Market Stock Units will have vested in the manner set forth herein, Participant will have no right to payment of any such Market Stock Units. Prior to actual payment of any vested Market Stock Units, such Market Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Payment of any vested Market Stock Units will be made in whole Shares only and any fractional Shares will be forfeited at the time of payment.
3. Vesting Schedule.  Subject to Section 5, the Market Stock Units awarded by this Agreement will vest in Participant according to the Vesting Schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through each such date.
4. Change in Control. In the event of a Change in Control, the First and/or Second Performance Period, as applicable, shall be deemed to end upon the closing of the Change in Control for purposes of determining the Company’s Stock Price Performance and the SPDR S&P Semiconductor Index (XSD) Performance and the number of Market Stock Units that are Calculated Market Stock Units will be determined in accordance with the Performance Matrix and Section 1 of this Agreement. The Participant shall vest in the number of Calculated Market Stock Units determined based on the preceding sentence as follows:
(a) On the date of, and contingent upon, the Change in Control, Participant will vest in that number of Calculated Market Stock Units equal to (i) (A) the number of calendar months (including any partial month) that have elapsed from the commencement of the First and/or Second Performance Period, as applicable, through the date of the Change in Control, (B) divided by twenty-four (24) for the First Performance Period or thirty-six (36) for the Second Performance Period, multiplied by (ii) the number of Calculated Market Stock Units, with the result rounded down to the nearest whole Share.
(b) If the Change in Control occurs prior to the First Vesting Date, the Calculated Market Stock Units that do not vest pursuant to Section 4(a) will vest in equal installments on each of the First Vesting Date and the Second Vesting Date, in each case unless vesting is accelerated in accordance with Section 9 of the Plan or any employment, executive severance or other change in control agreement by and between the Company and Participant.
(c) If the Change in Control occurs following the First Vesting Date but prior to the Second Vesting Date, the remaining unvested Calculated Market Stock Units will vest on the Second Vesting Date, unless vesting is accelerated in accordance with Section 9 of the Plan or any employment, executive severance or other change in control agreement by and between the Company and Participant.

(d) In accordance with Section 1 of this Agreement, the Administrator shall not be entitled to eliminate or reduce the number of Calculated Market Stock Units determined in accordance with Section 1 following a Change in Control.
5. Forfeiture upon Termination of Status as a Service Provider. Subject to the provisions of Section 4, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Market Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
6. Payment after Vesting. Any Market Stock Units that vest in accordance with this Agreement will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 8. Subject to the provisions of Section 17, any Shares will be issued to Participant as soon as practicable after the relevant vesting date, but in any event, within the period ending on the later to occur of the date that is two-and-one-half months from the end of (a) Participant’s tax year that includes the vesting date, or (b) the Company’s tax year that includes the vesting date.
7. Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8. Withholding of Taxes.

(a)
Generally. The Participant is ultimately liable and responsible for all taxes owed in connection with the Market Stock Units, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Market Stock Units. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Market Stock Units or the subsequent sale of Shares issuable pursuant to the Market Stock Units. The Company and its Subsidiaries do not commit and are under no obligation to structure the Market Stock Units to reduce or eliminate the Participant’s tax liability.

(b)
Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of any taxes which the Company determines must be withheld with respect to the Market Stock Units. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may satisfy such tax withholding obligations, in whole or in part, by withholding otherwise deliverable Shares having an aggregate Fair Market Value sufficient to (but not exceeding) the minimum amount required to be withheld. In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to the Participant, cash having a value sufficient to satisfy any tax withholding obligations that cannot be satisfied by the withholding of otherwise deliverable Shares.

9. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.
10. No Effect on Service. Participant acknowledges and agrees that the vesting of the Market Stock Units is earned only by Participant continuing to provide services to the Company (a “Service Provider”) through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause.
11. Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
13. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
14. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Market Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Market Stock Units awarded under the Plan or future Market Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
17. Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Market Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Market Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Market Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Market Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Market Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time. [Would leave in – should not be triggered here with these awards but good to have as default. Ideally would also run by outside tax counsel]
18. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under the Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts.

By Participant’s acceptance of this Agreement, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Market Stock Units.

Schedule A

AMCC vs XSD Growth Rate Delta	Market Stock Unit Payout Percentage
	If Company Growth Rate is Positive	If Company Growth Rate is Negative
25.0%	175%	100%
24.0%	172%	100%
23.0%	169%	100%
22.0%	166%	100%
21.0%	163%	100%
20.0%	160%	100%
19.0%	157%	100%
18.0%	154%	100%
17.0%	151%	100%
16.0%	148%	100%
15.0%	145%	100%
14.0%	142%	100%
13.0%	139%	100%
12.0%	136%	100%
11.0%	133%	100%
10.0%	130%	100%
9.0%	127%	100%
8.0%	124%	100%
7.0%	121%	100%
6.0%	118%	100%
5.0%	115%	100%
4.0%	112%	100%
3.0%	109%	100%
2.0%	106%	100%
1.0%	103%	100%
0.0%	100%	100%
-1.0%	97%	97%
-2.0%	94%	94%
-3.0%	91%	91%
-4.0%	88%	88%
-5.0%	85%	85%
-6.0%	82%	82%
-7.0%	79%	79%
-8.0%	76%	76%
-9.0%	73%	73%
-10.0%	70%	70%
-11.0%	67%	67%
AMCC vs XSD Growth Rate Delta	Market Stock Unit Payout Percentage
	If Company Growth Rate is Positive	If Company Growth Rate is Negative
-12.0%	64%	64%
-13.0%	61%	61%
-14.0%	58%	58%
-15.0%	55%	55%

-16.0%	52%	52%
-17.0%	49%	49%
-18.0%	46%	46%
-19.0%	43%	43%
-20.0%	40%	40%
-21.0%	37%	37%
-22.0%	34%	34%
-23.0%	31%	31%
-24.0%	28%	28%
-25.0%	25%	25%
-26.0%	22%	22%
-27.0%	19%	19%
-28.0%	16%	16%
-29.0%	13%	13%
-30.0%	10%	10%
-31.0%	7%	7%
-32.0%	4%	4%
-33.0%	1%	1%
-33.3%	0%	0%
>33.3%	0%	0%

Example 1: Both Company and XSD Growth Rate Delta Positive, Company Growth Rate Exceeds XSD Growth Rate
Target Grant: 1000 shares

	30 day average stock price on 11/16/2015	30 day average stock price on 11/16/2017	Positive or Negative Growth Rate (expressed as a percentage)
Company	$8.00	$10.00	+
XSD	$50.00	$55.00	+
Growth Rate Delta	15%
Number of Market Stock Units Vested on 11/16/2017	725 shares
Based on Schedule A, the Market Stock Unit Payout Percentage corresponds to 145% payout due to a positive Company growth rate.
Therefore, 50% of 1000 shares will vest with a 145% payout. Payout = (50%)(1000 shares)(145%) = 725 shares will vest on 11/16/2017.

Example 2: Negative Company Growth Rate Delta and Positive XSD Growth Rate Delta
Target Grant: 1000 shares

	30 day average stock price on 11/16/2015	30 day average stock price on 11/16/2017	Positive or Negative Growth Rate (expressed as a percentage)
Company	$8.00	$7.00	-13%
XSD	$50.00	$55.00	+10%
Growth Rate Delta	-23%
Number of Market Stock Units Vested on 11/16/17	155 shares
Based on Schedule A, the Market Stock Unit Payout Percentage corresponds to 31% payout due to a negative Company growth rate.
Therefore, 50% of 1000 shares will vest with a 31% payout. Payout = (50%)(1000 shares)(31%) = 155 shares will vest on 11/16/17.

Example 3: Negative Company Growth Rate Delta and Negative XSD Growth Rate Delta, but Company Growth Rate Delta Exceeds XSD Growth Rate Delta
Target Grant: 1000 shares

	30 day average stock price on 11/16/2015	30 day average stock price on 11/16/2017	Positive or Negative Growth Rate (expressed as a percentage)
Company	$8.00	$7.50	-6%
XSD	$50.00	$45.00	-10%
Growth Rate Delta	+4%
Number of Market Stock Units Vested on 11/16/17	500 shares
Based on Schedule A, the Market Stock Unit Payout Percentage corresponds to 100% payout due to a negative Company growth rate.
Therefore, 50% of 1000 shares will vest with a 100% payout. Payout = (50%)(1000 shares)(100%) = 500 shares will vest on 11/16/17.

Example 4: Both Company and XSD Growth Rate Delta Positive, Company Growth Rate Under XSD Growth Rate
Target Grant: 1000 shares

	30 day average stock price on 11/16/2015	30 day average stock price on 11/16/2017	Positive or Negative Growth Rate (expressed as a percentage)
Company	$8.00	$8.95	+12%
XSD	$50.00	$60.00	+20%
Growth Rate Delta	-8%
Number of Market Stock Units Vested on 11/16/17	380 shares
Based on Schedule A, the Market Stock Unit Payout Percentage corresponds to 76% payout due to a positive Company growth rate.
Therefore, 50% of 1000 shares will vest with a 76% payout. Payout = (50%)(1000 shares)(76%) = 380 shares will vest on 11/16/17.